EXHIBIT (2)(g)


              AGREEMENT REGARDING TRANSFER OF MANAGEMENT AGREEMENT


         This Agreement, dated as of September 1, 2004, between Deutsche Bank Securities Inc. ("DBSI") and Deutsche Investment Management Americas Inc. ("DIMA").

         WHEREAS, DBSI is transferring its asset management operations to DIMA and in connection therewith wishes to transfer to DIMA its rights and obligations under the Management Agreement, dated as of August 31, 1990 (the "Management Agreement"), between DBSI and The Germany Fund, Inc., a registered management investment company (the "Fund");

         WHEREAS, DIMA wishes to accept DBSI's rights and assume its obligations under the Management Agreement;

         WHEREAS, the proposed Management Agreement transfer is intended not to constitute an "assignment" for purposes of the Investment Company Act of 1940 in reliance on Rule 2a-6 under that Act;

         WHEREAS, Deutsche Asset Management International GmbH (formerly DB Capital Management International GmbH) ("DeAMI") wishes to confirm its acceptance of the transfer as not affecting the continuing effectiveness of the Investment Advisory Agreement, dated as of August 31, 1990 (the "Advisory Agreement"), between the Fund and DeAMI; and

         WHEREAS, this Agreement has been approved by the Board of Directors of the Fund.

                              W I T N E S S E T H :

         1. Transfer. Upon the Effective Date (as defined below), DBSI hereby transfers and assigns to DIMA all of its rights and obligations under the Management Agreement, and DIMA hereby accepts such transfer and assignment, assumes such obligations and agrees to be bound by all the terms and conditions thereof as though it were substituted for DBSI as an original party thereto.

         2. Continuance of Advisory Agreement. DeAMI and the Fund each hereby confirms that the transfer, assignment, assumption and agreement described in
Section 1 shall not be considered an assignment or termination of the Management Agreement for purposes of the last paragraph of Section 6.1 of the Investment Advisory Agreement, and that from the Effective Date references in the Advisory Agreement to "Management Agreement" shall be to the Management Agreement as transferred pursuant to this Agreement and references to "DBCC" (the former
DBSI) shall be to DIMA.


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         3. Effective Date. The transfer contemplated in Section 1 shall become effective upon the later of (a) the date hereof, or (b) the acceptance and approval of this Agreement by the Fund.

         4. Counterparts. This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed upon their behalf as of the date set forth above.

DEUTSCHE BANK SECURITIES                DEUTSCHE INVESTMENT
INC.                                    MANAGEMENT AMERICAS INC.


By: /s/ Daniel O. Hirsch                By: /s/ John Lamb
    ----------------------------            -----------------------
     Name: Daniel O. Hirsch                  Name: John Lamb
     Title: Managing Director                Title: Assistant Secretary


DEUTSCHE BANK SECURITIES
INC.


By: /s/ S. Schaufler
    ----------------------------
      Name: S. Schaufler
      Title: Director


Accepted and approved
As of the date set forth above:

DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GmbH


By: /s/ Marcus Goering              /s/ Christophe Bernard
    ------------------------------------------------------
     Name: Dr. Marcus Goering       Christophe Bernard
     Title: Managing Director       Managing Director

THE GERMANY FUND, INC.


By: /s/ Bruce A. Rosenblum
    ----------------------------
     Name: Bruce A. Rosenblum
     Title: Secretary

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